Exhibit 99.1

Contacts:

Paul Ross	Kristyn Hutzell
Vice President—Finance, Treasurer and CFO	The McBride Group
(805) 987-8741	Investor Relations

415-336-9645

FOR IMMEDIATE RELEASE

March 17, 2006

POWER-ONE RE-AFFIRMS POSITIVE OUTLOOK FOR 2006 WITH MAJOR INCREASED BUSINESS IN THE SECOND QUARTER OF 2006; FIRST QUARTER RESULTS WILL BE IMPACTED BY CONTRACT MANUFACTURER’S SUPPLY SHORTAGES

•                  Re-affirms 10% to 15% increase in net sales forecasted for 2006 over 2005

•                  Current 90-day backlog has increased by approximately 40% since the beginning of Q1

•                  Book/Bill ratio for Q1 is currently greater than 1.3 – the highest ratio in more than 5 years

•                  Some revenue will shift from Q1 to Q2 due to supply shortages; Q1 Revenues expected to be in the range from $61 million to $64 million

•                  Q2 Revenue expected to be in the range of $70 million to $75 million

Camarillo, CA, March 17, 2006 — Power-One, Inc. (NASDAQ: PWER) today announced that it is reaffirming its 10-15% sales growth outlook for 2006, in addition to providing positive guidance for the second quarter of 2006. However, an existing contract manufacturer’s supply shortages will affect sales and profitability for the first quarter of 2006. Despite the impact on first quarter results, the Company is seeing extremely high demand, with 90-day backlog greater than 40% higher than it was at the beginning of the first quarter.

Revenue for the first quarter of 2006 is now expected to be in the range of $61 million to $64 million versus previous guidance of $65 million to $68 million, due to the contract manufacturer’s supply shortages. Approximately $4 million of previously-planned revenue is expected to rollover into the second quarter. The Company believes that the supply shortage is a relatively short-term challenge and is working with the contract manufacturer to resolve the issue as quickly as possible. Due to the sales delay, first quarter earnings will also be impacted.

Backlog has increased steadily throughout the quarter and the Company’s current first quarter book-to-bill ratio is greater than 1.3, the highest in more than five years. Net bookings during the first quarter of 2006 continue at a strong rate; quarter-to-date bookings with three weeks remaining in the first quarter have already exceeded total bookings during each of the past two quarters.

For the second quarter of 2006, the Company anticipates revenue of approximately $70 million to $75 million, with turns business at approximately 40% of sales, reflecting the strength in backlog. The turns business required to meet the Company’s forecast for the second quarter is significantly lower than historically required.

Due to the expected increase in business in the second quarter of 2006 and beyond, the Company has made significant investments in inventory in order to position itself for a quick response to the marketplace and increasing market demands.

Bill Yeates, Chief Executive Officer of Power-One noted, “Despite the decrease in revenue for the first quarter, our confidence in the ultimate market opportunity for our products has actually increased throughout this quarter. We are seeing our customers’ demand increasing in almost every area, and especially in the power systems segment. Orders and backlog are significantly up; our book to bill ratio is better than it has been in more than five years; and the revenue hasn’t been lost, it’s only been moved to the second quarter of 2006. We look forward to a very positive second quarter and second half of 2006.”

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to telecommunications and Internet service providers, as well as communications equipment manufacturers. Power-One’s high-reliability products are also used in applications such as test equipment and high-end industrial applications. Power-One, with headquarters in Camarillo, CA, has over 2,000 employees with manufacturing and/or R&D operations in the United States, Dominican Republic, Switzerland, Slovakia, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “anticipate,” “will,” “looking,” “believe” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Future results may be adversely affected by various factors including any general economic slowdown, pricing pressure resulting from the Company’s need to respond to market conditions, a downturn or other disruption of the market trends within our end customers’ industries, cancellations, rescheduling, or other customer actions that cause expected revenues to be pushed out or to fail to materialize, inability to turn design wins into sales revenues, delays or cancellations of new product designs by customers, and further delays or supply shortages at contract manufacturers or within Company owned manufacturing sites. See “Risk Factors” in the Company’s 2005 Form 10-K on file with the Securities and Exchange Commission for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.